Exhibit 4.1

STRYVE FOODS, INC.

STATEMENT OF PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES A-1 PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(e).

“Board” means the Board of Directors of the Corporation.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Certificate of Designations” means this Certificate of Designations, as amended or supplemented from time to time.

“Class A Common Stock” means the Corporation’s Class A Common Stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Close of Business” means 5:00 p.m., Central time.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company” or “Corporation” means Stryve Foods, Inc., a Delaware corporation.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall have the meaning set forth in Section 6(c).

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“Conversion Shares” means, collectively, the shares of Class A Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” means a record holder of a share of Preferred Stock.

“Liquidation” shall have the meaning set forth in Section 5.

“Mandatory Redemption” shall have the meaning set forth in Section 8(a)(i).

“Mandatory Redemption Date” means the date fixed, pursuant to Section 8(a)(iii), for the settlement of the redemption of the Preferred Stock by the Company pursuant to a Redemption.

“Mandatory Redemption Notice” has the meaning set forth in Section 8(a)(v).

“Mandatory Redemption Notice Date” means, with respect to a Mandatory Redemption of the Preferred Stock, the date on which the Company sends the related Mandatory Redemption Notice pursuant to Section 8(a)(v).

“Mandatory Redemption Price” means the consideration payable by the Company to redeem any Preferred Stock upon its Redemption, calculated pursuant to Section 8(a)(iv).

“Mandatory Redemption Price Premium” means 102%.

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Original Issue Date” means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” shall have the meaning set forth in Section 2.

“Purchase Agreement” means Purchase Agreement, dated as of January 30, 2025, among the Corporation and the Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Redemption” means a Mandatory Redemption.

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“Sale Transaction” shall have the meaning set forth in Section 9.

“Securities” means the Preferred Stock and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning set forth in Section 6(d).

“Stated Value” shall have the meaning set forth in Section 2 (subject to proportionate adjustments for stock dividends, stock splits).

“Subsidiary” means any subsidiary of the Corporation and shall, where applicable, also include any direct or indirect subsidiary of the Corporation formed or acquired after the date of the Purchase Agreement.

“Texas Courts” shall have the meaning set forth in Section 10(d).

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTCQB or the OTCQX (or any successors to any of the foregoing).

“Transaction Documents” means this Certificate of Designations and the Purchase Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Purchase Agreement.

“Transfer Agent” means Continental Stock Transfer & Trust Company, and any successor transfer agent of the Company.

“Underlying Shares” means the shares of Class A Common Stock issued and issuable upon conversion of the Preferred Stock.

“Wholly-Owned Subsidiary” of a Person means any Subsidiary of such Person all of the outstanding capital stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such Person or one or more Wholly-Owned Subsidiaries of such Person.

Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series A-1 Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be up to 935,000. Each share of Preferred Stock shall have a par value of $0.0001 per share and a stated value equal to $10.7122 (subject to proportionate adjustments for stock dividends, stock splits and similar transactions) (the “Stated Value”).

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Section 3. Dividends.

(a)	Accrual and Payment of Dividends. From and after the Date of Issuance of any Preferred Stock, cumulative dividends on such Preferred Stock shall accrue, whether or not declared by the Board and whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the rate of 12% per annum on the sum of the Stated Value thereof plus all unpaid accrued and accumulated dividends thereon. All accrued dividends on any Preferred Stock shall be paid, at the election of the Company either in (i) in cash or (ii) additional shares of Preferred Stock, only when, as and if declared by the Board out of funds legally available therefor or upon a liquidation or redemption of the Preferred Stock in accordance with the provisions of Section 5 and Section 8. All accrued and accumulated dividends on the Shares shall be prior and in preference to any dividend on any Common Stock and shall be fully declared and paid before any dividends are declared and paid, or any other distributions or redemptions are made, on any Common Stock, other than to (a) declare or pay any dividend or distribution payable on the Common Stock in shares of Common Stock or (b) repurchase Common Stock held by employees or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase.

(b)	Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued and accumulated with respect to the Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued and accumulated but unpaid dividends on the Shares held by each such holder.

(c)	In the event that any dividends are paid on the Common Stock, each share of Preferred Stock shall be entitled to the same dividend as paid on each share of Common Stock.

Section 4. Voting Rights; Limitations. Except as required by applicable law, each share of Preferred Stock will have the right to vote together as a single class with the holders of the Common Stock on each matter submitted for a vote or consent by the holders of the Common Stock. Each share of Preferred Stock will be entitled to one vote on all such matters (subject to adjustment for stock splits and similar events). In no event shall (i) the aggregate voting power of the Preferred Stock exceed 19.99% of the outstanding shares of Common Stock of the Company as of the Original Issue Date without stockholder approval or (ii) any Holder have the right to vote shares of Preferred Stock to the extent the voting of such shares of Preferred Stock, when combined with shares of Common Stock beneficially owned, is in excess of 19.99% of the combined voting power of the Preferred Stock and Common Stock. In addition, as long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of 66% or more of the then outstanding shares of the Preferred Stock, alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designations, or (b) enter into any agreement with respect to any of the foregoing.

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Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount in cash equal to the greater of (i) the aggregate Stated Value of all Preferred Stock held by such holder, plus all unpaid accrued and accumulated dividends on all such Preferred Stock (whether or not declared) and (ii) the amount that such Holder would have received with respect to such share of Preferred Stock based on its Stated Value if all shares of Preferred Stock had been converted at their Stated Value, plus all unpaid accrued and accumulated dividends on all such Preferred Stock (whether or not declared) (regardless of whether they were actually converted and without regard to any limitations on convertibility or to whether sufficient shares of Class A Common Stock are available out of the Company’s authorized but unissued stock for the purpose of effecting such conversion) into shares of Class A Common Stock immediately prior to the Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder. For avoidance of doubt, a Sale Transaction shall not be considered a Liquidation.

Section 6. Conversion.

(a)	Conversions at Option of Holder. Each share of Preferred Stock shall be convertible, at any time and from time to time from and after the six (6) month anniversary of the Original Issue Date at the option of the Holder thereof, into that number of shares of Class A Common Stock (subject to the limitations set forth in Section 6) determined by dividing the Stated Value (plus the amount of any accrued and unpaid dividends) of such share of Preferred Stock by the Conversion Price. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) (if any) representing the shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing (if any) such shares of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Class A Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued. For the avoidance of doubt, a Holder may elect to convert any or all of its shares of Preferred Stock at any time after receiving a Mandatory Redemption Notice pursuant to Section 8(a)(v), provided that such Holder delivers a Notice of Conversion before the Close of Business on the Business Day immediately before the applicable Mandatory Redemption Date (or, if the Company fails to pay the Mandatory Redemption Price due on such Mandatory Redemption Date in full, at any time until such time as the Company pays such Mandatory Redemption Price in full).

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(b)	Automatic Conversions at Option of the Company. If, through one or a series of transactions during the first nine (9) months after the Original Issue Date, the Company receives gross proceeds of $6.0 million or more from the sale of its Class A Common Stock (or common stock equivalents) at an average price per share not less than the Conversion Price, then the Company, at its Company’s option, shall have the right to automatically (without any action on behalf of the Holder) convert all or a portion of the Preferred Stock into that number of shares of Class A Common Stock (without regard to any of the limitations set forth herein or in Section 6) determined by dividing the Stated Value (plus the amount of any accrued and unpaid dividends) of such share of Preferred Stock by the Conversion Price. The Company shall effect conversions by providing the Holder with the Notice of Conversion, which shall specify the number of shares of Preferred Stock that have been converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue (if any) and the date on which such conversion was effected. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. Shares of Preferred Stock converted into Class A Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

(c)	Conversion Price. The conversion price for the Preferred Stock shall equal $0.7599, subject to adjustment herein (the “Conversion Price”). No holder of Preferred Stock may convert into 9.99% of the Company’s then outstanding shares of Common Stock during any six month period.

(d)	Mechanics of Conversion

(i)	Delivery of Conversion Shares Upon Conversion. Not later than the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder (A) Conversion Shares representing the number of Conversion Shares being acquired upon the conversion of the Preferred Stock, and (B) a bank check in the amount of accrued and unpaid dividends, if any. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Corporation’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Conversion.

(ii)	Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Preferred Stock), not less than such aggregate number of shares of the Class A Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Preferred Stock. The Corporation covenants that all shares of Class A Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(iii)	Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share. Notwithstanding anything to the contrary contained herein, but consistent with the provisions of this subsection with respect to fractional Conversion Shares, nothing shall prevent any Holder from converting fractional shares of Preferred Stock.

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(iv)	Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(e)	Beneficial Ownership Limitation. Except as set forth herein, the Corporation shall not effect any conversion of the Preferred Stock, and a Holder shall not have the right to convert any portion of the Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons, “Attribution Parties”)) would receive as a result of such conversion, ownership of Class A Common Stock as a result of the conversion of Preferred Stock in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Class A Common Stock issuable upon conversion of the Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Class A Common Stock which are issuable upon (i) conversion of the remaining, unconverted Stated Value of Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Preferred Stock) beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section applies, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many shares of the Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request (which may be via email) of a Holder, the Corporation shall within one Trading Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred Stock held by the applicable Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Preferred Stock. Notwithstanding anything in this Section to the contrary, in the event the number of shares of Common Stock beneficially owned by a Holder and its Affiliates and Attribution Parties exceeds the Beneficial Ownership Limitation on the Original Issue Date immediately prior to the issuance of the Preferred Stock, the Beneficial Ownership Limitation applicable to such Holder shall be 19.99%.

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(f)	Rule 144. All shares of Common Stock eligible to be sold under Rule 144 of the Securities Act of 1933, as amended, shall be issued free of any restrictive legends.

Section 7. Certain Adjustments.

(a)	Stock Dividends and Stock Splits. If the Corporation, at any time while this Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. In addition, the Corporation shall equitably adjust the Stated Value in the event necessary.

(b)	Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

Section 8. Right of Company to Redeem the Preferred Stock.

(a)	Right to Redeem the Preferred Stock on or After the Second Anniversary of the Original Issue Date.

(i)	Right to Redeem. Subject to the terms of this Section 8, the Company has the right, at its election, to redeem, subject to the right of the Holders to convert the Preferred Stock pursuant to Section 6 prior to such redemption, all, or any whole number of shares that is less than all, of the Preferred Stock, at any time and from time to time on or after the second anniversary of the Original Issue Date, on a Mandatory Redemption Date for a cash purchase price equal to the Mandatory Redemption Price (such redemption, a “Mandatory Redemption”).

(ii)	Redemption Prohibited in Certain Circumstances. The Company will not call for Mandatory Redemption, or otherwise send a Mandatory Redemption Notice in respect of the Mandatory Redemption of, any Preferred Stock pursuant to this Section 8 unless the Company has sufficient funds legally available, and is permitted under the terms of its indebtedness for borrowed money (if any), to fully pay the Mandatory Redemption Price in respect of all shares of Preferred Stock called for Mandatory Redemption.

(iii)	Mandatory Redemption Date. The Mandatory Redemption Date for any Mandatory Redemption will be a Business Day of the Company’s choosing that is no more than 60, nor less than 30, calendar days after the Mandatory Redemption Notice Date for such Mandatory Redemption.

(iv)	Mandatory Redemption Price. The Mandatory Redemption Price for any share of Preferred Stock to be repurchased pursuant to a Mandatory Redemption is an amount in cash equal to the sum of (1) the Mandatory Redemption Price Premium multiplied by the Stated Value for such share; plus (2) the accumulated and unpaid dividends on such share to, but excluding, such Mandatory Redemption Date (to the extent such accumulated and unpaid dividends are not included in such Stated Value).

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(v)	Mandatory Redemption Notice. To call any share of Preferred Stock for Mandatory Redemption, the Company must send to the Holder of such share a notice of such Mandatory Redemption (a “Mandatory Redemption Notice”). Such Mandatory Redemption Notice must state:

i.	that such share has been called for Mandatory Redemption, briefly describing the Company’s Mandatory Redemption right under this Certificate of Designations;

ii.	the Mandatory Redemption Date for such Mandatory Redemption;

iii.	the Mandatory Redemption Price per share of Preferred Stock;

iv.	that Preferred Stock called for Mandatory Redemption may be converted at any time before the Close of Business on the Business Day immediately before the Mandatory Redemption Date (or, if the Company fails to pay the Mandatory Redemption Price due on such Mandatory Redemption Date in full, at any time until such time as the Company pays such Mandatory Redemption Price in full);

v.	the Conversion Price in effect on the Mandatory Redemption Notice Date for such Mandatory Redemption; and

vi.	the CUSIP and ISIN numbers, if any, of the Preferred Stock.

(vi)	Selection and Conversion of Preferred Stock Subject to Partial Redemption. If less than all shares of Preferred Stock then outstanding are called for Mandatory Redemption, then:

i.	the shares of Preferred Stock to be subject to such Mandatory Redemption will be redeemed by the Company pro rata; and

ii.	if only a portion of the Preferred Stock is called for Mandatory Redemption and a portion of such Preferred Stock is converted, then the converted portion of such Preferred Stock will be deemed to be from the portion of such Preferred Stock that was called for Mandatory Redemption.

(vii)	Payment of the Mandatory Redemption Price. The Company will cause the Mandatory Redemption Price for each share of Preferred Stock subject to Mandatory Redemption to be paid to the Holder thereof on or before the applicable Mandatory Redemption Date.

Section 9. Sale of the Company. If, at any time while shares of Preferred Stock are outstanding, the Company effects any merger or consolidation, sale or other disposition of all or substantially all of its assets or other similar business combination (but excluding any financing transaction or business acquisitions) (a “Sale Transaction”), then the Holder shall have the right to receive an amount in cash equal to the greater of (i) the aggregate Stated Value of all Preferred Stock held by such holder, plus all unpaid accrued and accumulated dividends on all such Preferred Stock (whether or not declared) and (ii) the amount that such Holder would have received with respect to such share of Preferred Stock based on its Stated Value if all shares of Preferred Stock had been converted at their Stated Value, plus all unpaid accrued and accumulated dividends on all such Preferred Stock (whether or not declared) (regardless of whether they were actually converted and jwwithout regard to any limitations on convertibility or to whether sufficient shares of Class A Common Stock are available out of the Company’s authorized but unissued stock for the purpose of effecting such conversion) into shares of Class A Common Stock immediately prior to the Sale Transaction. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Sale Transaction, then the Holder shall be given the same choice as to the consideration it receives upon such Sale Transaction.

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Section 10. Miscellaneous.

(a)	Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above Attention: R. Alex Hawkins, e-mail address alex@stryve.com or such other e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 10. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 4:30 p.m. (Dallas, Texas time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Trading Day or later than 4:30 p.m. (Dallas, Texas time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)	Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designations shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages and accrued dividends, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(c)	Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate (if any) shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

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(d)	Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designations shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. All legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in Collin County, Texas (the “Texas Courts”). The Corporation and each Holder hereby irrevocably submits to the exclusive jurisdiction of the Texas Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Texas Courts, or such Texas Courts are improper or inconvenient venue for such proceeding. The Corporation and each Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designations and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Corporation and each Holder hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designations or the transactions contemplated hereby. If the Corporation or any Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(e)	Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designations shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designations or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designations on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designations on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

(f)	Severability. If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the balance of this Certificate of Designations shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(g)	Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(h)	Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

(i)	Status of Converted or Redeemed Preferred Stock. If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A-1 Preferred Stock.

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